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Exhibit 23.1 - Consent Of Ernst & Young, Independent Auditors

        We consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" in the registration statement expected to be filed on or about January 31, 1994 pertaining to the Ingles Markets, Incorporated Investment/Profit Sharing Plan and to the incorporation by reference therein of our report dated November 12, 1993, with respect to the consolidated financial statements and schedules of Ingles Markets, Incorporated included in its Annual Report (Form 10-K) for the year ended September 25, 1993, filed with the Securities and Exchange Commission.



                                                                   ERNST & YOUNG


Greenville, South Carolina
January 31, 1994